Exhibit 99.1
News Release

Lockheed Martin Reports Third Quarter 2026 Financial Results
•Sales increased 11% to $20.7 billion
•Net earnings increased 14% to $1.8 billion, or $7.97 per share
•Cash from operations of $3.4 billion and free cash flow of $3.0 billion
•Record backlog of $292.0 billion, including $52.5 billion associated with the multi-year award to produce PAC-3 Missile Segment Enhancement (MSE) interceptors
•Updates 2026 financial outlook

BETHESDA, Md., Oct. 22, 2026 – Lockheed Martin Corporation [NYSE: LMT] today reported third quarter 2026 sales of $20.7 billion, compared to $18.6 billion in the third quarter of 2025. Net earnings in the third quarter of 2026 were $1.8 billion, or $7.97 per share, compared to $1.6 billion, or $6.95 per share. Cash from operations was $3.4 billion in the third quarter of 2026, compared to $3.7 billion in the third quarter of 2025. Free cash flow was $3.0 billion in the third quarter of 2026, compared to $3.3 billion in the third quarter of 2025. Backlog grew 27% since the second quarter of 2026, setting another new record at $292.0 billion.
“Our strong third quarter performance underscores Lockheed Martin’s continuing leadership in the development and delivery of advanced and reliable defense technology solutions. Every day, our research, engineering and production teams are putting highly effective and scalable capabilities in the field. We strive to improve mission performance on a continuous basis by combining proven systems like Aegis, F-35, and Hellfire with the latest digital technologies including AI and Autonomy. We are doing this by integrating our internal innovative solutions with those of start-ups, new entrants into our industry, and commercial technology leaders.” said Lockheed Martin Chairman, President and CEO Jim Taiclet.

“By pulling through our existing platforms and systems using innovations from multiple sources and with newly available digital technology, we can drive elevated growth in our financial performance as well. In the third quarter each of our four segments posted growth year-over-year, sales topped $20.7 billion and net earnings exceeded $1.8 billion, increases of 11% and 14% respectively. We delivered $3 billion of free cash flow in the quarter, and increased our backlog to a record $292 billion, allowing us to raise our dividend for the 24th year in a row. The sustained financial momentum across our portfolio gives us confidence to increase our outlook for sales, earnings per share and free cash flow, the second consecutive quarter we have raised our financial guidance.”

Summary Financial Results

	(in millions, except per share data)	Quarters Ended		Nine Months Ended
		Sept. 27, 2026	Sept. 28, 2025	Sept. 27, 2026	Sept. 28, 2025
	Sales	$20,711	$18,609	$58,795	$54,727

	Business segment operating profit[1]	$2,229	$2,029	$6,214	$4,685
	Unallocated items
	FAS/CAS pension operating adjustment	421	380	1,264	1,138
	Impairment and other charges	—	—	—	(66)
	Intangible asset amortization expense	(49)	(70)	(149)	(197)
	Other, net	(158)	(59)	(344)	(160)
	Total unallocated items	214	251	771	715
	Consolidated operating profit	$2,443	$2,280	$6,985	$5,400

	Net earnings	$1,845	$1,619	$5,169	$3,673

	Diluted earnings per share	$7.97	$6.95	$22.36	$15.69

	Cash from operations	$3,438	$3,728	$6,893	$5,338
	Capital expenditures	(439)	(381)	(1,268)	(1,186)
	Free cash flow[1]	$2,999	$3,347	$5,625	$4,152

1	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

Sales: Third quarter 2026 sales increased $2.1 billion, or 11%, driven by growth in each of the company's four business segments.
Business Segment Operating Profit1: Third quarter 2026 business segment operating profit increased $200 million due to munition ramps at Missiles and Fire Control and higher volume at Aeronautics.
Net Earnings and Diluted EPS: Third quarter 2026 net earnings increased $226 million and diluted earnings per share increased $1.02 primarily due to higher consolidated operating profit of $163 million described above.
Cash Flows: Third quarter 2026 cash from operations decreased $290 million and free cash flows decreased $348 million primarily due to the higher customer receipts in the third quarter of 2025. The company's cash activities during the third quarter of 2026 included capital expenditures of $439 million and independent research and development of $599 million.

2026 Financial Outlook
The following guidance table contains forward-looking statements, which are based on the company's expectations at the time of this news release. Actual results may differ materially from those projected. It is the company's practice not to incorporate adjustments in its financial outlook for proposed acquisitions, divestitures, joint ventures, changes in tax laws, or special items until such items have been consummated or enacted. Refer to the “Forward-Looking Statements” section contained in this press release and Form 10-Q for factors that may impact the company’s ability to achieve guidance or meet expectations.

	(in millions, except per share data)	Current Update	July 2026

	Sales	~$80,000 - $82,000	$79,750 - $81,750

	Business segment operating profit[1]	~$8,575 - $8,675	$8,500 - $8,700

	Total FAS/CAS pension adjustment	~$1,365	~$1,365

	Diluted earnings per share	~$30.35 - $30.75	$29.95 - $30.65

	Cash from operations	~$10,000 - $10,200	$9,200 - $9,400
	Capital expenditures	~$2,100 - $2,300	$2,000 - $2,400
	Free cash flow[1]	~$7,800 - $8,000	$7,000 - $7,200

1	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

F-35 Lots 20-22 Contract Update
The company remains in negotiations with the U.S. Government on the production contracts for F-35 lots 20 and higher. The company's costs incurred began to exceed the current contractual authorization and funding on the Lot 20 advance acquisition contract during the third quarter of 2026. Without additional contractual authorization and funding from the U.S. Government, the company's results of operations, cash flows, and financial condition will be negatively impacted in future periods.

Segment Results

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 27, 2026	Sept. 28, 2025	Sept. 27, 2026	Sept. 28, 2025
Sales
Aeronautics	$8,214	$7,256	$23,279	$21,733
Missiles and Fire Control	4,501	3,624	12,251	10,430
Rotary and Mission Systems	4,511	4,373	12,856	12,696
Space	3,485	3,356	10,409	9,868
Total sales	$20,711	$18,609	$58,795	$54,727

Operating profit
Aeronautics	$743	$682	$2,122	$1,304
Missiles and Fire Control	631	510	1,725	1,454
Rotary and Mission Systems	524	506	1,384	855
Space	331	331	983	1,072
Total business segment operating profit	2,229	2,029	6,214	4,685
Unallocated items
FAS/CAS operating adjustment	421	380	1,264	1,138
Impairment and other charges	—	—	—	(66)
Intangible asset amortization expense	(49)	(70)	(149)	(197)
Other, net	(158)	(59)	(344)	(160)
Total unallocated items	214	251	771	715
Total consolidated operating profit	$2,443	$2,280	$6,985	$5,400

Aeronautics

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 27, 2026	Sept. 28, 2025	Sept. 27, 2026	Sept. 28, 2025
Sales	$8,214	$7,256	$23,279	$21,733
Operating profit	743	682	2,122	1,304
Operating margin	9.0%	9.4%	9.1%	6.0%
Third quarter 2026 sales increased $958 million, or 13%, compared to the third quarter of 2025. The increase was primarily due to higher sales of $710 million on the F‑35 program as a result of higher volume on production and sustainment contracts and $270 million on the C-130 program due to the liquidation of pre-contract costs incurred in anticipation of a contract award in the third quarter of 2026. These increases were partially offset by lower sales of $130 million on the F-16 program due to lower production volume and the sales impact of unfavorable profit adjustments recognized.
Third quarter 2026 operating profit increased $61 million, or 9%, compared to the third quarter of 2025. The increase was primarily attributable to the higher sales volume previously described, partially offset by higher unfavorable profit adjustments of $40 million on the F-16 program and $40 million on the C-130 program.

Missiles and Fire Control

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 27, 2026	Sept. 28, 2025	Sept. 27, 2026	Sept. 28, 2025
Sales	$4,501	$3,624	$12,251	$10,430
Operating profit	631	510	1,725	1,454
Operating margin	14.0%	14.1%	14.1%	13.9%
Third quarter 2026 sales increased $877 million, or 24%, compared to the third quarter of 2025. The increase was primarily attributable to higher sales of $480 million on integrated air and missile defense programs due to production ramps (Patriot Advanced Capability-3 (PAC-3) and Terminal High Altitude Area Defense (THAAD)), and $330 million on tactical and strike missile programs due to production ramps (Guided Multiple Launch Rocket Systems (GMLRS) and Precision Strike Missile (PrSM)).
Third quarter 2026 operating profit increased $121 million, or 24%, compared to the third quarter of 2025. The increase was primarily attributable to higher sales volume previously described.

Rotary and Mission Systems

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 27, 2026	Sept. 28, 2025	Sept. 27, 2026	Sept. 28, 2025
Sales	$4,511	$4,373	$12,856	$12,696
Operating profit	524	506	1,384	855
Operating margin	11.6%	11.6%	10.8%	6.7%
Third quarter 2026 sales increased $138 million, or 3%, compared to the third quarter of 2025. The increase was attributable to higher sales of $140 million on Sensors, Effectors & Mission Systems (SEMS) programs due to higher volume on radar programs.

Third quarter 2026 operating profit increased $18 million, or 4%, compared to the third quarter of 2025 primarily due to a $40 million favorable profit adjustment upon the resolution of a contracting matter, offset by unfavorable profit adjustments of $45 million on Heavy Lift and Seahawk programs in the third quarter of 2026.

Space

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 27, 2026	Sept. 28, 2025	Sept. 27, 2026	Sept. 28, 2025
Sales	$3,485	$3,356	$10,409	$9,868
Operating profit	331	331	983	1,072
Operating margin	9.5%	9.9%	9.4%	10.9%
Third quarter 2026 sales increased $129 million, or 4%, compared to the third quarter of 2025. The increase was primarily attributable to higher sales of $185 million on strategic and missile defense programs due to higher volume on the Fleet Ballistic Missile (FBM) and Next Generation Interceptor (NGI) programs, partially offset by lower sales of $115 million for national security space programs due to the program lifecycle on the OPIR mission.
Third quarter 2026 operating profit was comparable to the third quarter of 2025.

Income Taxes

The company's effective income tax rates were 15.1% and 16.5% for the quarters ended September 27, 2026 and September 28, 2025. The decrease was primarily attributable to increased tax deductions for foreign derived deduction eligible income (FDDEI), partially offset by the absence of the favorable resolution of certain federal income tax audit items as compared to the prior year.
Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (non-GAAP) financial measures (as defined by U.S. Securities and Exchange Commission (SEC) Regulation G). While management believes that these non-GAAP financial measures may be useful in evaluating the financial performance of the company, this information should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. In addition, the company's definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.
Business segment operating profit
Business segment operating profit represents operating profit from the company's business segments before unallocated income and expense. This measure is used by the company's senior management in evaluating the performance of its business segments and is a performance goal in the company's annual incentive plan. Business segment operating margin is calculated by dividing business segment operating profit by sales. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit.

	(in millions)	Current Update	July 2026
	Business segment operating profit (non-GAAP)	~$8,575 - $8,675	$8,500 - $8,700
	FAS/CAS operating adjustment[1]	~1,685	~1,685
	Intangible asset amortization expense	~(200)	~(200)
	Other, net	~(540)	~(490)
	Consolidated operating profit (GAAP)	~$9,520 - $9,620	$9,495 - $9,695

1	Reflects the amount by which total CAS pension cost of $1.7 billion exceeds FAS pension service cost and excludes non-service FAS pension expense. Refer to the supplemental table "Selected Financial Data" included in this news release for a detail of the FAS/CAS operating adjustment.

Free cash flow

Free cash flow is a non-GAAP financial measure that the company defines as cash from operations less capital expenditures. The company's capital expenditures are comprised of equipment and facilities infrastructure and information technology (inclusive of costs for the development or purchase of internal-use software that are capitalized). The company uses free cash flow to evaluate its business performance and overall liquidity. While management believes that free cash flow as a non-GAAP financial measure may be useful in evaluating the company's financial performance, it should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies.

Webcast and Conference Call Information

Lockheed Martin Corporation will webcast live the earnings results conference call (listen-only mode) on Thursday, October 22, 2026, at 8:30 a.m. ET on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor. The accompanying presentation slides and relevant financial charts are also available at www.lockheedmartin.com/investor.

For additional information, visit the company’s website: www.lockheedmartin.com.

About Lockheed Martin

Lockheed Martin is a global defense technology company driving innovation and advancing scientific discovery. Our all-domain mission solutions and 21st Century Security® vision accelerate the delivery of transformative technologies to ensure those we serve always stay ahead of ready. More information at www.lockheedmartin.com.

# # #

Media Contacts:
Corporate Communications
+1 301-214-3030, media.relations@lmco.com

Investor Relations Contacts:
Mark Kvasnak, Vice President, Investor Relations
Jessica Serafin, Director, Investor Relations
+1 301-897-6800, investor.relations@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•the company's reliance on contracts with the U.S. Government, which are dependent on U.S. Government funding and can be terminated for convenience, and the company's ability to negotiate favorable contract terms;
•budget uncertainty, the risk of future budget cuts, the impact of continuing resolution funding mechanisms, the debt ceiling and government shutdowns, and changing funding and acquisition priorities;
•    risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs, including the F-35 program;
•the timing of contract awards or contract definitization, the outcome of contract negotiations, decisions by government customers to impose contract terms following undefinitized contract actions, achievement of performance milestones, customer acceptance of product deliveries, and receipt of customer payments;
•the company's ability to recover costs under U.S. Government contracts, the mix of fixed-price and cost-reimbursable contracts and the risks inherent in preparing estimates for fixed-price contracts (particularly for complex and technologically advanced programs);
•    customer procurement and other policies, laws, regulations and executive actions that affect the company and its industry, programs, future opportunities, and financial performance, including those relating to mission priorities, competing domestic and international spending, contracting terms (such as fixed-price requirements), acquisition process reforms, treatment of contractor performance issues, and contractor access to competitive opportunities;
•    planned production rates and orders for significant programs, compliance with stringent performance and reliability standards, and materials availability, including government furnished equipment, rare earth minerals and microelectronics;
•performance and/or financial viability of key suppliers, teammates, joint ventures (including United Launch Alliance, for which the company has provided guarantees and expects to provide additional financial support), joint venture partners, subcontractors and customers;
•changes in economic, capital market and political conditions in the U.S. and globally;
•    the impact of inflation and other cost pressures;
•government actions that restrict or prevent the sale or delivery of the company's products (such as delays in approvals for exports requiring Congressional notification);
•    foreign policy and international trade actions taken by governments such as tariffs, sanctions, embargoes, export and import controls, buying preferences, and other trade restrictions;
•    the company's success expanding into and doing business in adjacent markets and internationally and the risks posed by international sales, including potential effects from fluctuations in currency exchange rates;
•    changes in non-U.S. national priorities and government budgets and planned orders;
•    the competitive environment for the company's products and services;
•    the company's ability to develop and commercialize new technologies and products, including emerging digital and network technologies and capabilities;
•the company's ability to develop and integrate artificial intelligence and autonomy technologies into its products and operations, its use of third-party AI providers, unintended performance of AI-enabled systems, and evolving laws, regulations and contract requirements governing AI and autonomous weapon systems;
•the company's ability to benefit fully from or adequately protect its intellectual property rights;

•    the company's ability to attract and retain a highly skilled workforce and the impact of work stoppages or other labor disruptions;
•    cyber or other security threats or other disruptions faced by the company or its suppliers;
•    the company's ability to implement and continue, and the timing and impact of, capitalization changes such as share repurchases, dividend payments and financing transactions, including as a result of presidential executive orders;
•    the accuracy of the company's estimates and projections;
•    changes in pension plan assumptions and actual returns on pension assets; cash funding requirements and pension annuity contracts and associated charges;
•    realizing the anticipated benefits of acquisitions or divestitures, investments, joint ventures, teaming arrangements or internal reorganizations, and market volatility affecting the fair value of investments that are marked to market;
•the company's ability to successfully integrate the Ultra Maritime business and realize synergies and other expected benefits of the transaction and the potential for disruption to its or Ultra Maritime's business, customer and supplier relationships;
•    the company's efforts to fund and increase production capabilities and the efficiency of its operations and improve the affordability of its products and services, including through digital transformation and cost reduction initiatives;
•    the risk of an impairment of the company's assets, including the potential impairment of goodwill and intangibles;
•    the availability and adequacy of the company's insurance and indemnities;
•    compliance with laws, regulations, policies, and customer requirements relating to environmental matters;
•    the impact of public health crises, natural disasters and other severe weather conditions on the company's business and financial results, including supply chain disruptions and delays, employee absences, and program delays;
•    changes in accounting, U.S. or foreign tax, export or other laws, regulations, and policies and their interpretation or application, and changes in the amount or reevaluation of uncertain tax positions; and
•    the outcome of legal proceedings, bid protests, environmental remediation efforts, audits, administrative reviews, government investigations or government allegations that the company has failed to comply with law, other contingencies and U.S. Government identification of deficiencies in its business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see the company’s filings with the U.S. Securities and Exchange Commission including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the company’s most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q. The company’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The company’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its issuance. Except where required by applicable law, the company expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings1
(unaudited; in millions, except per share data)

		Quarters Ended		Nine Months Ended
		Sept. 27, 2026	Sept. 28, 2025	Sept. 27, 2026	Sept. 28, 2025
	Sales	$20,711	$18,609	$58,795	$54,727
	Operating costs and expenses	(18,275)	(16,369)	(51,835)	(49,430)
	Gross profit	2,436	2,240	6,960	5,297
	Other income, net	7	40	25	103
	Operating profit	2,443	2,280	6,985	5,400
	Interest expense	(264)	(286)	(799)	(828)
	Non-service FAS pension expense	(81)	(99)	(241)	(296)
	Other non-operating income, net	74	43	179	115
	Earnings before income taxes	2,172	1,938	6,124	4,391
	Income tax expense	(327)	(319)	(955)	(718)
	Net earnings	$1,845	$1,619	$5,169	$3,673
	Effective tax rate	15.1%	16.5%	15.6%	16.4%

	Earnings per common share
	Basic	$8.00	$6.98	$22.45	$15.74
	Diluted	$7.97	$6.95	$22.36	$15.69

	Weighted average shares outstanding
	Basic	230.5	231.9	230.2	233.3
	Diluted	231.5	232.8	231.2	234.1

	Common shares reported in stockholders’ equity at end of period			230	230

1
The company closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on September 27, for the third quarter of 2026 and September 28, for the third quarter of 2025. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the company's fiscal year ends on Dec. 31.

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

	Quarters Ended			Nine Months Ended
	Sept. 27, 2026	Sept. 28, 2025	% Change	Sept. 27, 2026	Sept. 28, 2025	% Change
Sales
Aeronautics	$8,214	$7,256	13%	$23,279	$21,733	7%
Missiles and Fire Control	4,501	3,624	24%	12,251	10,430	17%
Rotary and Mission Systems	4,511	4,373	3%	12,856	12,696	1%
Space	3,485	3,356	4%	10,409	9,868	5%
Total sales	$20,711	$18,609	11%	$58,795	$54,727	7%

Operating profit
Aeronautics	$743	$682	9%	$2,122	$1,304	63%
Missiles and Fire Control	631	510	24%	1,725	1,454	19%
Rotary and Mission Systems	524	506	4%	1,384	855	62%
Space	331	331	—%	983	1,072	(8%)
Total business segment operating profit	2,229	2,029	10%	6,214	4,685	33%
Unallocated items
FAS/CAS operating adjustment	421	380		1,264	1,138
Impairment and other charges	—	—		—	(66)
Intangible asset amortization expense	(49)	(70)		(149)	(197)
Other, net	(158)	(59)		(344)	(160)
Total unallocated items	214	251	(15%)	771	715	8%
Total consolidated operating profit	$2,443	$2,280	7%	$6,985	$5,400	29%

Operating margin
Aeronautics	9.0%	9.4%		9.1%	6.0%
Missiles and Fire Control	14.0%	14.1%		14.1%	13.9%
Rotary and Mission Systems	11.6%	11.6%		10.8%	6.7%
Space	9.5%	9.9%		9.4%	10.9%
Total business segment operating margin	10.8%	10.9%		10.6%	8.6%

Total consolidated operating margin	11.8%	12.3%		11.9%	9.9%

Lockheed Martin Corporation
Consolidated Balance Sheets
(in millions, except par value)

	Sept. 27, 2026	Dec. 31, 2025
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$5,960	$4,121
Receivables, net	3,096	3,901
Contract assets	16,899	13,001
Inventories	3,987	3,524
Other current assets	1,059	815
Total current assets	31,001	25,362

Property, plant and equipment, net	11,524	11,292
Goodwill	11,299	11,314
Intangible assets, net	1,737	1,887
Deferred income taxes	1,819	2,975
Other noncurrent assets	7,130	7,010
Total assets	$64,510	$59,840

Liabilities and equity
Current liabilities
Accounts payable	$5,005	$3,630
Salaries, benefits and payroll taxes	3,349	3,184
Contract liabilities	12,644	11,440
Current maturities of long-term debt	—	1,168
Other current liabilities	3,542	3,913
Total current liabilities	24,540	23,335

Long-term debt, net	20,498	20,532
Accrued pension liabilities	3,938	3,915
Other noncurrent liabilities	5,471	5,337
Total liabilities	54,447	53,119

Stockholders’ equity
Common stock, $1 par value per share	230	229
Additional paid-in capital	451	—
Retained earnings	16,802	14,034
Accumulated other comprehensive loss	(7,420)	(7,542)
Total stockholders’ equity	10,063	6,721
Total liabilities and equity	$64,510	$59,840

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Nine Months Ended
	Sept. 27, 2026	Sept. 28, 2025
Operating activities
Net earnings	$5,169	$3,673
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	1,223	1,224
Stock-based compensation	269	215
Deferred income taxes	1,114	72
Impairment and other charges	—	66
Reach-forward losses on select programs	—	1,615
Qualified defined benefit pension plans	277	334
Changes in assets and liabilities
Receivables, net	805	(1,493)
Contract assets	(3,898)	(1,231)
Inventories	(463)	(511)
Accounts payable	1,488	1,644
Contract liabilities	1,204	38
Income taxes	(244)	(100)
Other, net	(51)	(208)
Net cash provided by operating activities	6,893	5,338

Investing activities
Capital expenditures	(1,268)	(1,186)
Other, net	(92)	(278)
Net cash used for investing activities	(1,360)	(1,464)

Financing activities
Issuance of long-term debt, net of related costs	—	1,985
Repayments of long-term debt	(1,168)	(142)
Repurchases of common stock	—	(2,250)
Dividends paid	(2,408)	(2,332)
Other, net	(118)	(148)
Net cash used for financing activities	(3,694)	(2,887)

Net change in cash and cash equivalents	1,839	987
Cash and cash equivalents at beginning of period	4,121	2,483
Cash and cash equivalents at end of period	$5,960	$3,470

Lockheed Martin Corporation
Selected Financial Data
(unaudited; in millions)

	2026 Outlook	2025 Actual
Total FAS pension expense and CAS cost
FAS pension expense	$(370)	$(924)
Less: CAS pension cost	1,735	1,568
Total FAS/CAS pension adjustment	$1,365	$644
Less: pension settlement charge	—	479
Total FAS/CAS pension adjustment - adjusted[1]	$1,365	$1,123

Service and non-service cost reconciliation
FAS pension service cost	$(50)	$(50)
Less: CAS pension cost	1,735	1,568
FAS/CAS pension operating adjustment	1,685	1,518
Non-service FAS pension expense	(320)	(874)
Total FAS/CAS pension adjustment	$1,365	$644
Less: pension settlement charge	—	479
Total FAS/CAS pension adjustment - adjusted[1]	$1,365	$1,123

1	The cost components in the table above relate only to the company's qualified defined benefit pension plans. The company recognized a noncash, non-operating pretax settlement charge of $479 million in the fourth quarter of 2025.

Lockheed Martin Corporation
Other Financial and Operating Information
(unaudited; in millions, except for aircraft deliveries and weeks)

Backlog	Sept. 27, 2026	Dec. 31, 2025
Aeronautics	$57,331	$59,435
Missiles and Fire Control	142,517	46,650
Rotary and Mission Systems	49,435	47,715
Space	42,701	39,822
Total backlog	$291,984	$193,622

	Quarters Ended		Nine Months Ended
Aircraft Deliveries	Sept. 27, 2026	Sept. 28, 2025	Sept. 27, 2026	Sept. 28, 2025
F-35	43	46	94	143
F-16	4	5	6	12
C-130J	2	—	10	2
Government helicopter programs	16	22	51	55
Commercial helicopter programs	—	1	—	2
International military helicopter programs	7	6	7	6

	Number of Weeks in Reporting Period[1]	2026	2025
	First quarter	12	13
	Second quarter	13	13
	Third quarter	13	13
	Fourth quarter	14	13

1	Calendar quarters are typically comprised of 13 weeks. However, the company closes its books and records on the last Sunday of each month, except for the month of Dec., as its fiscal year ends on Dec. 31. As a result, the number of weeks in a reporting quarter may vary slightly during the year and for comparable prior year periods.